Exhibit 4.4
STOCK OPTION AGREEMENT
Pursuant To
K12 INC.
STOCK OPTION PLAN
           THIS STOCK OPTION AGREEMENT (“Agreement”) is entered into effective as of                      by and between K12 INC., a Delaware corporation (the “Company”), and «BOARD_MEMBER» (the “Optionee”).
RECITALS
           WHEREAS, the Company has adopted, with stockholder approval, the K12 Inc. Stock Option Plan (as amended from time to time, the “Plan”); and
           WHEREAS, the Plan provides for the granting of Stock Options by the Company to directors, officers, employees and independent contractors of the Company to purchase shares of Common Stock of the Company (the “Stock”) in accordance with the terms and provisions thereof; and
          WHEREAS, the Board of Directors of the Company considers the Optionee to be a person who is eligible for a grant of Stock Options under the Plan, and has determined that it would be in the best interests of the Company to grant the Stock Options documented herein.
           NOW THEREFORE, the parties agree as follows:
           1. Grant of Stock Options. Subject to the terms and conditions hereinafter set forth, the Company hereby grants to the Optionee, as of the date hereof, an option to purchase up to                                            (                      ) shares of Stock at an option exercise price of                    ($___) per share (the “Options”). The shares of Stock purchasable upon exercise of the Options are hereinafter sometimes collectively referred to as the “Option Shares.” The Options are not intended to be, and shall not be treated as, incentive stock options (as such term is defined under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)).
          2. Vesting Schedule. Subject to the provisions of Section 3 below, the Options shall vest and become exercisable over four (4) years in sixteen (16) quarterly installments. The Optionee shall have the right hereunder to purchase from the Company the following number of Option Shares upon exercise of the Options, on and after the following dates, in cumulative fashion:

          (a)                                          (                    ) Option Shares on March 31, ___;
          (b) An additional                     (                    ) Option Shares on the last day of each calendar quarter after March 31, ___through September 30, ___; and
          (c) An additional                     (                    ) Option Shares on December 31,___.
Notwithstanding the foregoing, upon the occurrence of a Vesting Acceleration Event all unvested Options shall automatically accelerate and become immediately vested as of the date of the Vesting Acceleration Event. As used herein, a “Vesting Acceleration Event” means the occurrence of any of the following events while Optionee is serving as a director of the Company: (i) a sale of all or substantially all of the assets of the Company, or (ii) a merger or consolidation of the Company into or with another corporation which results in the Company’s stockholders immediately prior to such transaction owning less than fifty percent (50%) of the Company’s voting power immediately after such transaction, or (iii) a sale of outstanding securities of the Company by stockholders of the Company which results in the Company’s stockholders immediately prior to such transaction owning less than fifty percent (50%) of the Company’s voting power immediately after such transaction.
          3. Termination of Options.
          (a) Subject to earlier termination as provided in the other provisions of this Agreement, the Options and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void on December 31, ___(the “Option Term”).
          (b) Upon termination of Optionee’s service as a director of the Company by reason of Optionee’s death, the Options held by Optionee to the extent not exercisable on the date of Optionee’s death shall terminate on the date of Optionee’s death. The Options, to the extent exercisable on the date of Optionee’s death, may be exercised by Optionee’s estate, provided that such exercise occurs prior to the earlier of: (i) ninety (90) days after the expiration of any “lock-up” period applicable to the Company’s initial underwritten public offering of Common Stock, or (ii) the expiration of the Option Term. The Options held by Optionee to the extent exercisable on the date of Optionee’s death shall terminate at the end of the earliest of the periods specified in clauses (i) and (ii) of the immediately preceding sentence.
          (c) Upon termination of Optionee’s service as a director of the Company by reason of “permanent disability” (as determined by the Board), the Options held by Optionee to the extent not exercisable on the date of Optionee’s termination shall terminate on the date of Optionee’s termination. The Options, to the extent exercisable on the date of Optionee’s termination, may be exercised by the Optionee (or the

Optionee’s guardian or legal representative), provided that such exercise occurs prior to the earlier of: (i) ninety (90) days after the expiration of any “lock-up” period applicable to the Company’s initial underwritten public offering of Common Stock, or (ii) the expiration of the Option Term. The Options held by Optionee to the extent exercisable on the date of Optionee’s termination shall terminate at the end of the earliest of the periods specified in clauses (i) and (ii) of the immediately preceding sentence.
          (d) Upon Optionee’s termination of service as a director of the Company by resignation or upon removal of Optionee as a director of the Company for cause, the Options may be exercised by Optionee, but only to the extent that the Options were outstanding and exercisable on the date of Optionee’s termination, provided that such exercise occurs within both the remaining Option Term and within ninety (90) days from the date of Optionee’s termination. The Options held by Optionee to the extent exercisable on the date of Optionee’s termination shall terminate at the end of the Option Term or ninety (90) days after Optionee’s termination, whichever is earlier. The Options held by Optionee to the extent not exercisable on the date of Optionee’s termination shall terminate on the date of Optionee’s termination.
          (e) Upon termination of Optionee’s service as a director of the Company for any reason other than as provided in paragraphs (b) through (d) above, the Options held by Optionee to the extent not exercisable on the date of Optionee’s termination shall terminate on the date of Optionee’s termination. The Options, to the extent exercisable on the date of Optionee’s termination, may be exercised by Optionee, provided that such exercise occurs prior to the earlier of: (i) ninety (90) days after the expiration of any “lock-up” period applicable to the Company’s initial underwritten public offering of Common Stock, or (ii) the expiration of the Option Term. The Options held by Optionee to the extent exercisable on the date of Optionee’s termination shall terminate at the end of the earliest of the periods specified in clauses (i) and (ii) of the immediately preceding sentence.
     4. Exercise of Options.
          (a) The Optionee may exercise the Options with respect to all or any part of the number of Option Shares then exercisable hereunder by giving the Chief Financial Officer of the Company written notice of exercise. The notice of exercise shall specify the number of Option Shares as to which the Options are to be exercised and the date of exercise thereof, which date shall be at least five days (but not more than fifteen days) after the giving of such notice unless an earlier time shall have been mutually agreed upon by Optionee and the Company.
          (b) Full payment of the option price for the Option Shares being purchased by the Optionee shall be made by the Optionee in cash (in U.S. dollars) prior to the date of exercise specified in the notice of exercise.
          (c) The Company shall cause to be delivered to the Optionee a certificate or certificates for the Option Shares then being purchased (out of theretofore unissued Stock or reacquired Stock, as the Company may elect) as soon as is reasonably practicable after the full payment for such Option Shares and satisfaction of all other conditions to exercise set forth in this Agreement.
          (d) If the Optionee fails to pay for any of the Option Shares specified in a notice of exercise or fails to accept delivery thereof, the Optionee’s right to purchase such Option Shares shall terminate. The date specified in the Optionee’s notice as the date of exercise shall be deemed the date of exercise of the Options, provided that payment in full for the Option Shares to be purchased upon such exercise shall have been received by such date and all other conditions to exercise set forth in this Agreement shall have been satisfied.
          (e) Notwithstanding any other provision of this Agreement, the Optionee’s right to exercise Options and be issued Option Shares is subject to the conditions set forth in this Section 4(e) in addition to any other conditions set forth elsewhere in this Agreement. The Optionee may not exercise any Options in whole or in part or be issued any Option Shares unless (i) the transaction is in compliance with all applicable state and Federal securities laws, (ii) the transaction is exempt from the qualification and registration requirements of applicable state and Federal securities laws, and (iii) the Company and the Optionee comply with any requirements applicable to the transaction, if any, that are contained in any credit or loan agreement to which the Company is a party. In addition, the obligation of the Company to deliver Stock shall be subject to the condition that if at any time the Company shall determine that the listing, registration, or qualification of the Options or the Option Shares upon any securities exchange or under any state or Federal law, or the consent or approval of any governmental regulatory body, is necessary as a condition of, or in connection with, the Options or the issuance or purchase of Stock thereunder, the Options may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board.
     5. Adjustment of and Changes in Stock of the Company. In the event of any change in the outstanding shares of Stock by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares, or the like, the Compensation Committee shall appropriately adjust the number and kind of shares of Stock subject to the Options and the option price.
     6. No Rights of Stockholders. Neither the Optionee nor any personal representative shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any shares of Stock purchasable or issuable upon the exercise of the Options, in whole or in part, prior to the date certificates for shares of Stock are issued to the Optionee.
     7. Non-Transferability of Options. During the Optionee’s lifetime, the Options hereunder shall be exercisable only by the Optionee or any guardian or legal representative of the Optionee, and the Options shall not be transferable except, in case of the death of the Optionee, by will or the laws of descent and distribution, nor shall the Options be subject to attachment, execution, or other similar process. In the event of (a) any attempt by the Optionee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Options, except as provided for herein, or (b) the levy of any attachment, execution, or similar process upon the rights or interest hereby conferred, the Company may terminate the Options by notice to the Optionee and they shall thereupon become null and void.
     8. Service Not Affected. Neither the granting of the Options nor exercise thereof shall be construed as granting to the Optionee any right with respect to continuance of service as a member of the Board of Directors of the Company or affect any right which the Company, its stockholders or Board of Directors may have to terminate such service.
     9. Amendment of Options. The Board shall have the right in its sole and absolute discretion to accelerate the vesting of any and all of the Options at any time or from time to time. In addition, the Options may be amended by the Compensation Committee at any time (i) if the Compensation Committee determines, in its reasonable discretion, that amendment is necessary or advisable in the light of any addition to or change in the Internal Revenue Code of 1986, as amended, or in the regulations issued thereunder, or any federal or state securities law or other law or regulation, which change occurs after the date of grant of an Option and by its terms applies to the Option, or (ii) other than in the circumstances described in clause (i), with the consent of the Optionee.
     10. Sale, Merger, Consolidation and Liquidation of the Company. In the event of: (i) a sale of all or substantially all of the assets of the Company, or (ii) a sale of all of the outstanding shares of stock of the Company, or (iii) a merger or consolidation of the Company into or with another corporation which results in the Company’s stockholders immediately prior to such transaction not owning stock of the surviving corporation, then, if the surviving entity or purchaser does not assume the Options issued hereunder, all Options issued hereunder which are unvested shall terminate and all Options issued hereunder which are vested (including all Options that are vested as a result of a Vesting Acceleration Event) but not exercised prior to such event shall terminate. In the event of a dissolution or liquidation of the Company, all Options issued hereunder which are unvested shall terminate and all Options issued hereunder which are vested but not exercised prior to such dissolution or liquidation shall terminate. The Company shall give Optionee reasonable prior written notice of any termination of Options pursuant to this Section 10.
     11. Restrictions on Transfer of Option Shares and Related Provisions.
          (a) Except as otherwise expressly set forth in Section 11(b) below, Optionee shall not, voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, sell, transfer, assign, hypothecate, pledge or in any way alienate any Option Shares now or hereafter owned by the Optionee or any right or interest therein (hereinafter, a “Transfer”) without the prior written consent of the Compensation

Committee, which the Compensation Committee may withhold in its sole discretion. Any attempt to consummate a Transfer in violation of this Agreement shall be null and void.
          (b) Notwithstanding the restrictions contained in Section 11(a) above, (i) Optionee may Transfer Optionee’s Option Shares to the Company or a designee of the Company, or (ii) Optionee may contribute Optionee’s Option Shares to a trust formed solely for the benefit of Optionee and/or Optionee’s immediate family, or (iii) upon the death of Optionee, Optionee’s Option Shares may be transferred to Optionee’s estate, personal representative or heirs by will or the laws of descent and distribution; provided, however, that as a condition to any transfer under clause (i), (ii) or (iii) above, the tranferee(s) shall hold the Option Shares subject to the terms and conditions of this Agreement and the tranferee(s) shall execute and deliver to the Company an agreement in form and substance satisfactory to the Company agreeing to be bound by the terms and conditions of this Agreement.
          (c) All Option Shares now or hereafter owned by Optionee shall be subject to all of the terms and conditions of this Agreement. All certificates representing such Option Shares shall contain legends to the following effect:
ANY SALE, TRANSFER, PLEDGE, ASSIGNMENT OR ENCUMBRANCE OF THIS SECURITY IS SUBJECT TO THE PROVISIONS OF A STOCK OPTION AGREEMENT BETWEEN THE CORPORATION AND THE STOCKHOLDER, DATED AS OF                                         ,___, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION.
THE OFFER AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN QUALIFIED OR REGISTERED UNDER ANY STATE OR FEDERAL SECURITIES LAWS. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF EITHER QUALIFICATION AND REGISTRATION UNDER STATE AND FEDERAL SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED.
          (d) The provisions of Sections 11(a) and 11(b) shall terminate effective upon the consummation an underwritten public offering of shares of Stock by the Company that results in such shares being listed for trading on a national securities exchange or being authorized for trading on the NASDAQ National Market System.

     12. Representations.
          (a) By executing this Stock Option Agreement, Optionee represents and warrants to the Company that Optionee is acquiring the Options for Optionee’s own account, for investment purposes only and not with the intent of distributing, transferring or selling all or any part of the Options.
          (b) In connection with the exercise of any portion of the Options, Optionee represents and warrants to the Company as of the date of such exercise as follows:
               (i) Optionee is acquiring the Stock for Optionee’s own account, for investment purposes only and not with the intent of distributing, transferring or selling all or any part thereof in violation of applicable securities laws.
               (ii) Optionee acknowledges that the Stock has not been registered under any Federal or state securities laws and is being issued pursuant to one or more exemptions from the registration and qualification requirements of such securities laws.
               (iii) Optionee acknowledges that the Company is under no obligation to register or qualify the Stock and that the Stock may not be sold unless it is so registered and qualified or an exemption from registration and qualification is available.
     13. Lock Up In Connection with Public Offering.
          (a) In order to induce the underwriters that may participate in a public offering of the Company’s equity securities to continue their efforts in connection with such a public offering, the Optionee, during the period commencing 30 days prior to and ending 180 days after the effective date of any underwritten public offering of the Company’s equity securities (except as part of such underwritten registration):
               (i) agrees not to (x) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Stock or any securities convertible into or exercisable or exchangeable for Stock (including, without limitation, Stock or securities convertible into or exercisable or exchangeable for Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission) or (y) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any Stock (regardless of whether any of the transactions described in clause (x) or (y) is to be settled by the delivery of Stock, or such other securities, in cash or otherwise), without prior written consent of the lead managing underwriter of such public offering;

               (ii) agrees not to make any demand for, or exercise any right with respect to, the registration of any Stock or any securities convertible into or exercisable or exchangeable for Stock, without the prior written consent of the lead underwriter; and
               (iii) authorizes the Company to cause the transfer agent to decline to transfer and/or to note stop transfer restrictions on the transfer books and records of the Company with respect to any Stock and any securities convertible into or exercisable or exchangeable for Stock for which the Optionee is the record holder and, in the case of any such shares or securities for which the Optionee is the beneficial but not the record holder, agrees to cause the record holder to cause the transfer agent to decline to transfer and/or to note stop transfer restrictions on such books and records with respect to such shares or securities.
Upon the Company’s request, the Optionee agrees to execute any additional documents necessary or desirable to confirm Optionee’s obligations set forth above and/or in connection with the enforcement of the foregoing provisions. The foregoing provisions shall survive the death or incapacity of the Option and any obligations of the Optionee set forth above shall be binding upon the heirs, personal representatives, successors and assigns of the Optionee.
     14. Notice. Any notice to the Company provided for in this instrument shall be addressed as follows:
K12 Inc.
2300 Corporate Park Drive, Suite 200
Herndon, Virginia 20171
Attention: Compensation Committee
With a copy to:
K12 Inc.
2300 Corporate Park Drive, Suite 200
Herndon, Virginia 20171
Attention: Office of General Counsel
And any notice to the Optionee shall be addressed to the Optionee at the current address shown on the records of the Company.
Any notice shall be deemed to be duly given if and when properly addressed and posted by registered or certified mail, postage prepaid.
     15. Incorporation of Plan by Reference. The Options are granted pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and the Options shall in all respects be interpreted in accordance with the Plan. Unless the context otherwise requires, any terms used herein without definition shall have the meanings as defined in the Plan. The Board shall interpret and construe the Plan and this instrument, and its interpretations and determinations shall be conclusive and binding on the parties hereto and any other person claiming an interest hereunder, with respect to any issue arising hereunder or thereunder.
     16. Income Tax Consequences. Optionee acknowledges, represents, and warrants that the Company has made no representations whatsoever to Optionee concerning the specific Federal and/or state income tax and alternative minimum tax consequences to Optionee of the Options granted hereunder or the exercise thereof, and Optionee shall be responsible for consulting with Optionee’s personal tax advisor regarding such matters. Without limiting the generality of the foregoing, Optionee acknowledges that pursuant to Code Section 409A, an option that is granted with a per share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of a share of Stock on the date of grant (a “discount option”) may be considered “deferred compensation.” An option that is a “discount option” may result in (i) income recognition by the Optionee prior to the exercise of the option, (ii) an additional twenty percent (20%) tax payable by Optionee, and (iii) potential penalty and interest charges payable by Optionee. Optionee acknowledges that the Company cannot and has not guaranteed that in the event of an examination the IRS will agree that the per share exercise price of the Stock that is subject to this Option equals or exceeds the fair market value of a share of Stock on the date of grant. Optionee agrees that if the IRS determines that the Option was granted with a per share exercise price that was less than the fair market value of a share of Stock on the date of grant, Optionee will be solely responsible for all consequences to Optionee related to such a determination.
     17. Withholding Taxes. Whenever the Company issues or transfers shares of Stock hereunder, the Company shall have the right to require the Optionee to remit to the Company an amount sufficient to satisfy any Federal, state, and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. Alternatively, the Company may (but shall not be obligated to) issue or transfer such shares of Stock net of the number of shares sufficient to satisfy the withholding tax requirements. For withholding tax purposes, the shares of Stock shall be valued on the date the withholding obligation is incurred.
     18. Governing Law. The validity, construction, interpretation, and effect of this Agreement shall exclusively be governed by and determined in accordance with the laws of the State of Delaware (without regard to conflicts of law principles), except to the extent preempted by Federal law, which shall to such extent govern.

          IN WITNESS WHEREOF, the Company and Optionee have executed this Agreement effective as of the date first set forth above.

“Company”

K12 INC.
a Delaware corporation

By:
John Baule
Executive Vice President

“Optionee”

«BOARD_MEMBER»